Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

FuboTV Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate		Amount of Filing Fee
Fees to Be Paid	$182,756,627.48	(1)	0.00013810	(2)	$25,238.69	(2)
Fees Previously Paid	$0.00				$0.00
Total Transaction Valuation	$182,756,627.48
Total Fees Due for Filing					$25,238.69
Total Fees Previously Paid					$0.00
Total Fee Offsets					$0.00
Net Fee Due					$25,238.69

(1)	Estimated solely for purposes of calculating the filing fee. The aggregate purchase price of the Convertible Senior Secured Notes due 2029 (the “Notes”) is calculated as the sum of (a) $177,506,000.00, representing 100% of the principal amount of the Notes outstanding as of November 24, 2025, plus (b) $5,250,627.48, representing accrued and unpaid interest on the Notes to, but excluding, January 7, 2026, the repurchase date.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $138.10 per $1,000,000 of the value of the transaction.